Exhibit 4.2
AMENDMENT NO. 2 TO THE RIGHTS AGREEMENT
The Rights Agreement dated as of July 22, 2002, amended by Amendment to Rights Agreement, dated December 14, 2010, by and between Matrixx Initiatives, Inc. and Corporate Stock Transfer Inc. (“Rights Agreement”) is hereby amended by this Amendment No. 2 to the Rights Agreement (“Amendment”) as follows:
1.	Corporate Stock Transfer Inc. is hereby removed as Rights Agent and Registrar and Transfer Company, a New Jersey corporation (“R&T”), is hereby appointed as the successor Rights Agent with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent.

2.	Section 21 is hereby amended by deleting the fifth sentence and in its place substituting a new fifth sentence to read as follows:
“Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a Person organized and doing business under the laws of the United States, the District of Columbia, or any other state of the United States so long as such Person is duly qualified and authorized to do business, authorized to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and is registered as a Transfer Agent in accordance with the applicable provisions of the Securities Exchange Act of 1934, as amended, and is qualified to act as a Transfer Agent under the rules of the New York Stock Exchange and Nasdaq.”
3.	Section 26 is hereby amended to show the Rights Agent’s address as follows:
Registrar and Transfer Company Attention: Account Executive 10 Commerce Drive Cranford, New Jersey 07016
4.	All capitalized terms used but not defined in this Amendment shall have the meaning ascribed to them in the Rights Agreement.

5.	This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

6.	Except as provided herein, all remaining terms and provisions of the Rights Agreement shall remain in full force and effect.
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     IN WITNESS WHEREOF, the parties listed below have caused this Amendment to be duly executed on this date.
Date: January 11, 2011

MATRIXX INITIATIVES, INC.
By:	/s/William J. Hemelt
	Name:	William J. Hemelt
	Title:	President and Chief Executive Officer

REGISTRAR AND TRANSFER COMPANY, as Rights Agent
By:	/s/William P. Tatler
	Name:	William P. Tatler
	Title:	Vice President

Acknowledged and Agreed:
CORPORATE STOCK TRANSFER, INC.

By:	/s/Carylyn K. Bell

Name:	Carylyn K. Bell
Title:	President